EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 25, 2015, accompanying the consolidated financial statements incorporated by reference in the Annual Report of DCB Financial Corp (the Company) on Form 10-K for the year ended December 31, 2014. We hereby consent to the incorporation by reference of said report in the Registration Statements of DCB Financial Corp on Form S-3, filed with the Securities and Exchange Commission (the Commission) on March 30, 1999, the Company’s Form S-8, filed with the Commission on November 17, 1999, the Company’s Form S-8, filed with the Commission on May 9, 2002, the Company’s Form S-8, filed with the Commission on June 18, 2004, and the Company’s Form S-8, filed with the Commission on November 7, 2014.

/s/ Plante & Moran PLLC
Columbus, Ohio
March 25, 2015